STRAT PETROLEUM, LTD, (a Wyoming
                                  corporation)

                          ACTION IN WRITING BY DIRECTOR

      The undersigned sole Director of STRAT PETROLEUM, LTD., hereby adopts the following resolution without; a meeting pursuant to the Wyoming Business Corporation Act, to wit:

      RESOLVED, that H. Sam Hyams is hereby appointed 10 till the position of Director on the Board of Directors of Strat Petroleum, Ltd,

      RESOLVED FURTHER, that H. Sam Hyams is hereby solely and unconditionally authorized to act on behalf of Strat Petroleum. Ltd, and is hereby specifically authorized to pursue the Board's goal to merge Strat Petroleum, Ltd. with a profitable growth company, while concurrently therewith seeking qualified individuals willing to serve on the Board of Directors of Strat Petroleum, Ltd.; and

      BE IT FURTHER RESOLVED, that 11 Sam Hyams shall be and he is hereby solely and unconditionally authorized to do any and all things necessary to manage the business and affairs of the corporation, including but not limited to the power to compromise, abandon, arbitrate, defend, enforce, and settle claims of or against the corporation, and to execute and deliver any and all instruments on behalf of said corporation in connection with the aforementioned goal in particular and the business and affairs of Strat Petroleum, Ltd, in general.



      Signed this 12th day July 2004


                                                        Director


                                                        /s/ Jennifer Merhib
                                                        -------------------
                                                        Jennifer Merhib